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FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS BEST EVER THIRD QUARTER RESULTS

Q3’06 Diluted EPS of $0.23, Up 28% Compared to Q3’05’s $0.18

New York, New York, November 8, 2006 - Inter Parfums, Inc. (NasdaqGS: IPAR) today reported record third quarter 2006 results. European operations, which are conducted in France, primarily represent the sale of prestige brand name fragrances, and United States operations, primarily represent the sale of specialty retail products and mass-market products.

Third Quarter 2006 Compared to Third Quarter 2005:
•	Net sales increased 19% to $89.7 million from $75.4 million. At comparable foreign currency exchange rates, third quarter net sales were 13% ahead of last year’s third quarter;
•	Sales by European operations were $76.1 million, up 13% compared to $67.1 million;
•	U.S. operations generated $13.6 million in sales, up 64% from $8.3 million;
•
Gross margin was 54% of net sales as compared to 56% with the decline attributable to increased sales of lower margin U.S. product lines and increased point of purchase promotional activities during the period in support of the Company’s aggressive 2006 prestige fragrance launch schedule;

•	S, G & A as a percentage of sales declined to 44% from 47%; and,
•	Net income increased to $4.6 million or $0.23 per diluted share from $3.8 million or $0.18 per diluted share.

Through the first nine months of 2006 net sales, increased to $230.9 million, up 11% from $207.9 million one year earlier; at comparable foreign currency exchange rates, net sales were also up 11%. Year-to-date net income was $12.3 million or $0.60 per diluted share as compared to $11.4 million or $0.56 per diluted share in the first nine months of 2005.

Jean Madar, Chairman & CEO of Inter Parfums noted, “The current third quarter demonstrates a number of our special strengths. One of these is our ability to take an established fragrance brand to the next level. That was especially the case with Lanvin, with comparable quarter sales up 56% (in local currency) due primarily to the launch of Rumeur and the continued strength of Éclat d’Arpège. The Lanvin model will be adapted in the new year for Van Cleef & Arpels fragrance, where we plan to build upon its approximately $20 million sales base by promoting the two strongest families, First and Tsar, and create an entirely new line for launch in 2008.”

He went on to say, “Another Inter Parfums strength is our ability to continue to grow the largest brand in the portfolio, Burberry, which achieved a 5% gain in comparable quarter sales. The successful introduction and rollout of Burberry London had a nominal impact on the other fragrance families within the brand.”

Mr. Madar continued, “We have also proven that we can establish and grow fragrance franchises for brands where there were none. That is best exemplified with Paul Smith, where we’ve gone from a license signing in 1999 to four fragrance families today. We look forward to similar success with the recent addition of the Quiksilver/Roxy license and the first new Roxy fragrance launch in 2007.”

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Inter Parfums, Inc. News Release November 8, 2006	Page 2

With respect to our entry into the growing specialty retail market, Mr. Madar stated, “The Banana Republic Discover Collection, a line of five fragrances, was launched at Banana Republic’s North American stores in September 2006. The collection consists of three scents for women and two for men, each named after a luxurious, natural material that is both emotional and authentic. In addition, a full line of bath and body products as well as home fragrance products were created to complement the fragrance selection. A separate line of fragrance and personal care products is also in the works for Gap’s North American stores. That line is expected to launch in 2007.”

Discussing selling, general and administrative expenses, Russell Greenberg, Executive Vice President & CFO, noted, “Promotion and advertising included in S, G & A aggregated $13.1 million and $35.1 million in the current third quarter and nine month period, respectively, as compared to $12.7 million and $31.7 million, for the respective periods of 2005. Royalty expense included in S, G & A aggregated $10.4 million and $23.4 million for the 2006 three and nine-month periods, respectively, as compared to $8.8 million and $23.6 million, respectively, for the corresponding periods of 2005.”

Mr. Greenberg went on to say, “Our financial position remains strong. At September 30, 2006, working capital aggregated $127 million and we had a working capital ratio of 2 to 1. Cash and cash equivalents and short-term investments aggregated $54 million. As we continue to prepare ourselves for new product launches, geographic roll-outs, and overall higher sales levels, we closed the quarter with inventory levels of $70.9 million, or about the same amount as the start of the quarter. Assuming the dollar remains at current levels, we look forward to achieving our previously reported 2006 guidance of approximately $305 to $306 million in sales and net income of approximately $16.9 million or $0.83 per diluted share.”

The Company again pointed out that effective January 1, 2006, it has adopted SFAS 123(R) “Share-Based Payment,” a new accounting pronouncement requiring the expensing of stock based compensation. Earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $0.03 per diluted share to reflect the impact of SFAS 123(R).

Quarterly Dividend
The Company’s regular quarterly cash dividend of $0.04 per share will be payable on January 15, 2007 to shareholders of record on December 29, 2006.

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Inter Parfums, Inc. News Release November 8, 2006	Page 3

Conference Call
The management of Inter Parfums will host a conference call at 11 am ET on Thursday, November 9, 2006, to discuss third quarter results and other recent developments. Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Diane von Furstenberg, Quiksilver/Roxy, and Van Cleef & Arpels and has controlling interest in Nickel S.A., a men’s skin care company. Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap’s and Banana Republic’s North American stores. Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836- 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. News Release November 8, 2006	Page 4

Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$89,690	$75,446	$230,876	$207,875

Cost of sales	41,002	33,089	102,221	90,346

Gross margin	48,688	42,357	128,655	117,529

Selling, general and administrative	39,263	35,124	103,664	94,286

Income from operations	9,425	7,233	24,991	23,243

Other expenses (income):
Interest expense	311	92	830	692
(Gain) on foreign currency	(66)	(107)	(447)	(104)
Interest and dividend (income)	(282)	(268)	(1,297)	(962)
Loss on subsidiary’s issuance of stock	(5)	(26)	(17)	(11)

	(42)	(309)	(931)	(385)

Income before income taxes and
minority interest	9,467	7,542	25,922	23,628

Income taxes	3,192	2,545	8,827	8,520

Income before minority interest	6,275	4,997	17,095	15,108

Minority interest in net income of consolidated subsidiary	1,630	1,243	4,838	3,737

Net income	$4,645	$3,754	$12,257	$11,371

Net income per share:
Basic	$0.23	$0.19	$0.60	$0.57
Diluted	$0.23	$0.18	$0.60	$0.56

Weighted average number of shares outstanding:
Basic	20,322	20,189	20,302	20,023
Diluted	20,546	20,556	20,551	20,485

Inter Parfums, Inc. News Release November 8, 2006	Page 5

Inter Parfums, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	Sept. 30, 2006	December 31, 2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$40,683	$42,132
Short-term investments	13,300	17,400
Account receivable, net	110,452	82,231
Inventories	70,995	48,631
Receivables, other	2,559	2,119
Other current assets	5,545	4,213
Income tax receivable	449	104
Deferred tax assets	3,677	3,011

Total current assets	247,660	199,841

Equipment and leasehold improvements, net	7,430	5,835

Trademarks, licenses and other intangible assets, net	55,498	30,136

Goodwill	4,791	4,476

Other assets	600	622

	$315,979	$240,910
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable – banks	$10,250	$989
Current portion of long-term debt	4,051	3,775
Accounts payable	44,155	40,359
Accrued expenses	60,263	21,555
Income taxes payable	1,184	1,269
Dividends payable	813	810

Total current liabilities	120,716	68,757

Long-term debt, less current portion	7,311	9,437

Deferred tax liability	1,951	1,783

Put option	1,172	743

Minority interest	39,190	32,463

Shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 20,335,910 and 20,252,310 shares at September 30, 2006 and December 31, 2005, respectively	20	20
Additional paid-in capital	37,363	36,640
Retained earnings	123,032	112,802
Accumulated other comprehensive income	10,533	3,574
Treasury stock, at cost, 6,302,768 common shares at September 30, 2006 and December 31, 2005	(25,309)	(25,309)
	145,639	127,727
	$315,979	$240,910